Exhibit 99.1

Contact:	Larry Keener President and Chief Executive Officer (972) 991-2422

     LARRY KEENER NAMED CHAIRMAN OF PALM HARBOR HOMES

DALLAS (March 29, 2005) — Palm Harbor Homes, Inc. (Nasdaq/NM: PHHM) today announced that Larry Keener, currently the Company’s president and chief executive officer, will succeed Lee Posey as chairman, effective March 31, 2005. Posey will continue to serve as a director of Palm Harbor Homes and the Board has awarded him the title of chairman emeritus.

     Commenting on the announcement, Posey said, “This announcement reflects both the Board’s and my conviction that the time is right for this transition and reaffirms our belief that Larry Keener is the right individual to continue the Company’s track record of growth and commitment to excellence. Larry has served as president and chief executive officer since 1997. During his tenure he has demonstrated the leadership and operational skills needed to strategically position the Company to anticipate and deliver against both the challenges and opportunities in our industry. He has served the Company well, particularly amidst the recent downturn, and has earned the full support and confidence of everyone associated with Palm Harbor.”

     “Lee Posey has been the driving force for both the cultural and business development of Palm Harbor for over 28 years,” added Keener. “Our growth and success over the years speak directly to his leadership capabilities and his vision for creating a unique company to produce innovative, high-quality site delivered homes and deliver real customer satisfaction. Since founding the Company in 1977, he has played a vital role in Palm Harbor’s evolution into a fully integrated manufacturer and marketer of multi-section manufactured and modular homes. More importantly, Lee has built a great company known for innovative design, construction and marketing while creating thousands of jobs and empowering employees with the tools and responsibility they need to achieve even beyond their own expectations. Succeeding him is truly a tremendous honor.”

     Posey will stay actively involved with the company as a member of the Board of Directors. “I am looking forward to taking on a different role with the Company and am confident that Larry is fully prepared to lead Palm Harbor successfully into the future,” added Posey. “Most of my energy will now be focused on my work with the Foundation for the Education of Young Women. A number of years ago, I became a strong proponent of the mission of the Young Women’s Leadership School, an all-girls public school in Harlem. Through the work of the Foundation and the help of the Dallas School Board and many community education leaders, the Irma Rangel Young Women’s Leadership School opened in August 2004 in Dallas. Our goal is to extend this model to all the other major cities in Texas and offer more young women the opportunity to achieve their personal best while preparing for college. Our commitment is to provide financial support to every girl who graduates and is accepted to college. I am excited about the potential impact of this important mission and creating the opportunity to make this dream a reality.”

     Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured and modular homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.

     This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.